UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 1, 2016

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 N. SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 1, 2016, Magellan Health, Inc., a Delaware corporation (“Magellan”), consummated and closed (the “Closing”) the previously announced acquisition of Armed Forces Services Corporation, a Virginia corporation (“AFSC”) (such acquisition, the “Acquisition”), pursuant to the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of May 15, 2016, by and among Magellan, Magellan Healthcare, Inc., a Delaware corporation and a wholly-owned subsidiary of Magellan (“Magellan Healthcare”), AFSC and the shareholders of AFSC (collectively, the “Sellers”). Headquartered in Arlington, Virginia, AFSC provides management consulting and program delivery to its clients, holds approximately 60 contracts with the federal government, and has 1,800 employees and subcontractors, with operations in all 50 states, three territories and eight countries. As a result of the Acquisition, AFSC will operate as a wholly-owned subsidiary of Magellan Healthcare.

As consideration for the Acquisition, Magellan Healthcare paid $117.5 million in cash (the “Base Price”) for all of the outstanding capital stock of AFSC, subject to working capital adjustments as provided in the Share Purchase Agreement. Pursuant to the Share Purchase Agreement, certain Sellers of AFSC purchased a total of $4.0 million in Magellan restricted common stock, which will vest over a two-year period. In addition to the Base Price, the Share Purchase Agreement provides for a cash payment of up to $10.0 million, contingent on the retention of certain core business of AFSC. Of the $117.5 million paid by Magellan Healthcare at the Closing, $5.0 million (the “Escrow Amount”) was deposited into an escrow account to be used to pay amounts, if any, as a result of post-closing adjustments payable to Magellan Healthcare and in connection with the Sellers’ indemnification obligations under the Share Purchase Agreement. To the extent any post-closing adjustments payable to Magellan Healthcare and Magellan’s claims for indemnification do not exceed the Escrow Amount, the holdback will be released to Sellers on the fifteen-month anniversary of the Closing.

The foregoing is only a brief description of the Acquisition and the Share Purchase Agreement, does not purport to be complete and is qualified in its entirety by the Share Purchase Agreement, a copy of which will be filed with Magellan’s next quarterly report on Form 10-Q.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required pursuant to this Item 9.01(a) in relation to the Acquisition will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required pursuant to this Item 9.01(b) in relation to the Acquisition will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: July 1, 2016	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer